Exhibit 99.1

INTERNATIONAL COAL GROUP, INC.

Text of Certain Information Made Available to Potential Investors on June 9, 2006

In Connection with a Proposed Offering of Senior Notes due 2014

This information shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

International Coal Group

Mining operations and reserves

PENNSYLVANIA
OHIO
ILLINOIS
MD
WEST VIRGINIA
KENTUCKY
VIRGINIA
ICG Illinois
Denmark Property
Paw Paw Creek
Patriot Mining
Vindex Energy
Tygart Valley #2
Tygart Valley #1
Sycamore Group
Philippi Development
ICG Eastern
Buckhannon
Jennie Creek
Juliana
ICG East Kentucky
Beckley
Flint Ridge Complex
ICG Hazard
Raven Complex
Big Creek
ICG Knott County
FUTURE OPERATIONS
CURRENT OPERATIONS
OTHER STRATEGIC PROPERTIES

Current operations	Location	Number and type of mines		Reserves	2005 tons produced
		Underground	Surface	(in millions)	(in millions)
ICG Eastern, LLC	Cowen, WV	0	1	20.2	2.8
ICG Hazard, LLC	Hazard, KY	0	5	34.8	3.4
Flint Ridge	Hazard, KY	1	1	31.9	0.9
ICG Knott County, LLC	Kite, KY	5 [1]	0	5.1	1.3
ICG East Kentucky, LLC	Pike County, KY	0	1	0.9	1.4
ICG Illinois, LLC	Williamsville, IL	1	0	26.7	2.3
Vindex Energy Corporation[2]	Garrett County, MD	1	2	19.3	0.7
Patriot Mining Company[2]	Monongalia County, WV	0	2	0.1	0.7
Buckhannon/Spruce Division[2]	Upshur County, WV	1	0	47.8	0.8
Philippi Development Division[2]	Barbour County, WV	1	0	40.8	0.1
Sycamore Group[2]	Harrison County, WV	2	0 [3]	18.1	0.5
TOTALS		**12**	**12**	**245.7**	**14.9**

Future operations	Location	Number and type of mines		Reserves
		Underground	Surface	(in millions)
Tygart Valley	Taylor County, WV	2	0	194.3
Juliana	Webster County, WV	1	1	3.1 [4]
Jennie Creek	Mingo County, WV	0	2	44.9
Beckley	Raleigh County, WV	1	0	29.1
Raven	Knott County, KY	1	0	13.5
Big Creek	Tazewell County, VA	1	0	27.5
TOTALS		**6**	**3**	**312.4**

All information is as of March 31, 2006.

(1) Includes initial Raven mining operations.

(2) Operated by Anker from January 1, 2005, to November 18, 2005, and by International Coal Group from November 19, 2005, to December 31, 2005. Tons produced reflects all tons in 2005 for both operators.

(3) Represents all production from both the Sycamore II Mine (which began production in June 2005) and Wolf Run Mining Company's 50/50 joint venture in The Sycamore Group, LLC.

(4) Resources.

Special note regarding forward-looking statements

This offering memorandum contains forward-looking statements that are not statements of historical fact and may involve a number of risks and uncertainties. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, in this offering memorandum to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	market demand for coal, electricity and steel;

•	availability of qualified workers;

•	future economic or capital market conditions;

•	weather conditions or catastrophic weather-related damage;

•	our production capabilities;

•	the ongoing integration of Anker and CoalQuest into our business;

•	the consummation of financing, acquisition or disposition transactions and the effect thereof on our business;

•	our plans and objectives for future operations and expansion or consolidation;

•	our relationships with, and other conditions affecting, our customers;

•	the availability and costs of key supplies or commodities such as diesel fuel, steel, explosives and tires;

•	prices of fuels which compete with or impact coal usage, such as oil and natural gas;

•	timing of reductions or increases in customer coal inventories;

•	long-term coal supply arrangements;

•	risks in coal mining;

•	unexpected maintenance and equipment failure;

•	environmental, safety and other laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers’ coal usage;

•	competition;

•	railroad, barge, trucking and other transportation availability, performance and costs;

•	employee benefits costs and labor relations issues;

•	replacement of our reserves;

•	our assumptions concerning economically recoverable coal reserve estimates;

•	availability and costs of credit, surety bonds and letters of credit;

•	title defects or loss of leasehold interests in our properties which could result in unanticipated costs or inability to mine these properties;

•	future legislation and changes in regulations or governmental policies or changes in interpretations thereof, including with respect to safety enhancements;

•	the impairment of the value of our goodwill;

•	the ongoing investigation into the Sago mine explosion;

•	our liquidity, results of operations and financial condition;

•	the adequacy and sufficiency of our internal controls; and

•	legal and administrative proceedings, settlements, investigations and claims.

You should keep in mind that any forward-looking statement made by us in this offering memorandum speaks only as of the date on which we make it. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this offering memorandum after the date of this offering memorandum, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this offering memorandum might not occur.

Offering memorandum summary

This summary highlights information contained elsewhere in more detail in this offering memorandum. This summary does not contain all of the information that you should consider before investing in the notes. You should read this entire offering memorandum carefully before investing in the notes.

Unless otherwise indicated or the context otherwise requires, as used in this offering memorandum, the terms “ICG,” “we,” “our” and “us” refer to International Coal Group, Inc. and its consolidated subsidiaries. The term “Horizon” refers to Horizon NR, LLC (the entity holding the operating subsidiaries of Horizon Natural Resources Company) and its consolidated subsidiaries, the term “Anker” refers to Anker Coal Group, Inc. and its consolidated subsidiaries, and the term “CoalQuest” refers to CoalQuest Development LLC. References to the “Anker and CoalQuest acquisitions” refer to our acquisition, respectively, of each of Anker and CoalQuest which occurred on November 18, 2005. For purposes of all financial disclosure contained in this offering memorandum, Horizon (together with its predecessor AEI Resources Holding, Inc. and its consolidated subsidiaries) is the predecessor to ICG.

The term “coal reserves,” as used in this offering memorandum, means proven and probable reserves that are the part of a mineral deposit that can be economically and legally extracted or produced at the time of the reserve determination and the term “non-reserve coal deposits,” as used in this offering memorandum, means a coal bearing body that has been sufficiently sampled and analyzed to assume continuity between sample points but do not qualify as a commercially viable coal reserve as prescribed by Securities and Exchange Commission, or SEC, rules until a final comprehensive SEC prescribed evaluation is performed.

Our company

We are a leading producer of coal in Northern and Central Appalachia with a broad range of mid to high Btu, low to medium sulfur steam and metallurgical coal. We also have a complementary mining complex producing high sulfur steam coal strategically located in the Illinois Basin. We currently own and operate eleven active mining complexes, ten of which are dispersed between Central Appalachia and Northern Appalachia, with the one remaining complex in the Illinois Basin. Our strategic locations give us a prominent position in three of the four largest coal producing regions in the United States, including the Appalachian region, which is the largest coal producing region by revenues in the country. As of March 31, 2006, we control approximately 1.1 billion tons of proven and probable coal reserves. Based on 2005 production rates, this reserve base gives us a reserve life of approximately 72 years, which we believe is more than any other public coal producer in the United States. Additionally, we also own and control approximately 563 million tons of non-reserve coal deposits. For the year ended December 31, 2005, we sold 14.8 million tons of coal, of which approximately 14.7 million tons were steam coal and approximately 0.1 million tons were metallurgical coal.

We currently market our coal to a diverse customer base of largely investment grade electric utilities, as well as domestic industrial and steel customers. Coupling our primarily high Btu, low sulfur steam and metallurgical quality coal, with the availability of multiple transportation options throughout the Appalachian region, enables us to participate in both the domestic and international coal markets. For the year ended December 31, 2005 and the three months ended March 31, 2006, we generated total revenues of $647.7 million and $212.2 million, respectively, and EBITDA of $106.1 million and $10.6 million (which was negatively affected by $11.7 million of additional expense, see “—Sago Mine Accident”), respectively. We are committed to maintaining a reliable and stable revenue base. As of March 31, 2006, we had contracted sales commitments in place for approximately 90% of planned shipments for 2006 and 51% for 2007.

Our industry

Coal is one of the most abundant, efficient and affordable natural resources, and is primarily used to generate electricity and produce coke for the manufacturing of steel. The United States is the world’s second largest producer of coal and is the largest holder of recoverable coal reserves in the world, with approximately 250 years of supply based on 2005 production rates. In 2005, total U.S. coal production as estimated by the EIA was 1.1 billion tons. We believe that the use of coal to generate electricity will grow as the demand for power increases and that Central Appalachian coal will be instrumental in filling that demand. We also believe that the expected growth in global steel production will contribute to increased demand for U.S. metallurgical coal production.

Steam coal is primarily consumed by large electric utilities and industrial customers as fuel for electricity generation. Demand for low sulfur steam coal has grown significantly since the enactment of certain emission limitations under the Clean Air Act and the decline in coal production in the eastern half of the United States. Metallurgical coal is primarily used to produce coke, a key raw material used in the steel making process. Generally, metallurgical coal sells at a premium to steam coal because of its higher quality and its importance and value in the steel making process.

According to traded coal indices and reference prices, U.S. and international coal demand is currently strong, and coal pricing has increased year-over-year in each of our coal production markets. We believe that the current strong fundamentals in the U.S. coal industry result primarily from: stronger industrial demand following a recovery in the U.S. manufacturing sector; relatively low customer stockpiles; declining coal production in Central Appalachia; capacity constraints of U.S. nuclear-powered electricity generators; historically high current and forward prices for natural gas and oil; and increased international demand for U.S. coal for steelmaking. We expect near-term volume growth in U.S. coal consumption to be driven by greater utilization at existing coal-fired electricity generating plants and long-term volume growth to be driven by the construction of new coal-fired plants. Finally, alternative uses for coal gasification and coal to liquids are gaining momentum with the rapid increase in oil prices.

Our competitive strengths

We believe that the following competitive strengths will enable us to enhance our position as one of the premier coal producers in the United States:

•	Leading producer of high-quality steam coal with substantial metallurgical coal reserves. We are a leading producer of coal in Northern and Central Appalachia and also have operations and reserves in the Illinois Basin. Our customers are largely investment grade electric utilities, as well as domestic industrial and steel customers that demand a variety of coal products. Our ability to produce a comprehensive range of high Btu steam and metallurgical quality coal allows us to blend coal, which enables us to market differentiated coal products to a variety of customers with different coal quality demands and allows us to benefit from particularly strong pricing dynamics in the current market.

•	Diversity of production, reserves and non-reserve coal deposits. Our production, reserves and non-reserve coal deposits are located in three of the four major coal regions in the United States and provide important geographical diversity in terms of markets, transportation and labor. We believe the diversity of our operations and reserves provides us with a significant advantage over competitors with operations located primarily in a single coal producing region as it allows us to source coal from multiple operations to meet the needs of our customers and reduce transportation costs.

•

Strong base of owned reserves providing significant production flexibility and internal development opportunities.    We have approximately 1.1 billion tons of coal reserves comprised of approximately 759 million tons of owned reserves and an additional approximate 301 million tons of controlled reserves through long-term leases. We own or control an additional 563 million tons of non-reserve coal deposits. We have not yet developed approximately 74% (784 million tons) of our owned and controlled reserves. We believe these owned and controlled but as yet undeveloped reserves and non-reserve coal deposits will give us the flexibility to grow without the need to make acquisitions. Further, we believe our high level of owned reserves provides a competitive cost advantage because production from owned reserves does not require a royalty payment to third parties. In addition, the development of our properties in West Virginia for coalbed methane is expected to provide us with additional growth opportunities in this complementary energy market.

•	Ability to capitalize on strong coal market dynamics. Our marketing effort is focused on maintaining a balance of longer-term contracts and spot sales. We typically have approximately 50% of our annual production contracted by the early part of the previous year with another 35% contracted by the second half of the previous year with the remainder of our annual production used to take advantage of market dynamics and maximize value in the spot market. As of March 31, 2006, we had contracted sales commitments in place for approximately 90% of planned shipments for 2006 and 51% for 2007.

•	Minimal level of long-term legacy liabilities. Compared to other publicly traded U.S. coal producers, we have among the lowest long-term legacy liabilities, based on publicly filed information. As of March 31, 2006, we had total accrued workers’ compensation liabilities of $2.8 million, Coal Act liabilities of $5.7 million, post-retirement employee obligations of $9.9 million, “black lung” liabilities of $17.8 million and reclamation liabilities of $84.6 million. In addition, our entire workforce is union free, which minimizes employee-related liabilities commonly associated with union-represented mines.

•	Conservative capital structure provides financial flexibility. As of March 31, 2006, our total debt was $91.7 million and, with the proceeds from this offering, we will retire all of our term loan debt and repay all of our borrowings under our existing revolving credit facility (which is being amended and restated concurrently with the closing of this offering). Following this offering, our total debt will be $260.8 million and we will have cash and cash equivalents of $180.4 million and, assuming a $350.0 million amended and restated credit facility, unused borrowing capacity of $300.1 million, which we believe gives us the ability to execute our growth strategy. In addition, in connection with this offering, we have entered into a treasury rate swap agreement, which will protect our interest rate exposure to fluctuations in treasury rates until the closing of this offering. Further, in connection with our amended and restated credit facility, we have entered into an interest rate collar that will insulate us from fluctuations in London Interbank Offered Rate (LIBOR) rates until March 2009.

•	Highly skilled management team. The members of our senior management team have, on average, 24 years of industry work experience across a variety of mining methods, including longwall mining. We have substantial Appalachian mining experience in increasing productivity, reducing costs, enhancing work safety practices, and maintaining strong customer relationships. In addition, the majority of our senior management team has extensive mine development and expansion experience.

Our strategy

We believe that our strengths well-position us as a leading coal producer and that we can enhance this position by focusing on the following strategy:

•	Maximize profitability and cash flow generation through highly efficient and productive mining operations. We are continuing to evaluate and assess our current operations in order to maximize operating efficiency and returns on invested capital. We are focused on maintaining low-cost, highly productive operations by continuing to invest substantial capital in state-of-the-art equipment and advanced technologies. We expect to spend approximately $214.0 million in capital expenditures in 2006. As we take advantage of planned expansion opportunities from 2007 through 2009, we expect to spend approximately $854.5 million on capital expenditures, which will enhance our operating efficiency and production output. Our capital expenditures will be funded with the proceeds of this offering, future operating cash flow and borrowings under our amended and restated credit facility.

•	Leverage owned and controlled reserves to generate substantial internal growth. Our Hillman property, a large undeveloped reserve in Northern Appalachia, contains approximately 194 million tons of high Btu, low to medium sulfur steam and metallurgical quality coal. We currently expect underground longwall mining operations at this reserve to commence within the next three years, which will increase our production level, providing highly valued premium quality coal in an increasingly tight supply market at competitively low costs. In addition, our Beckley and Big Creek properties, two substantial undeveloped reserves in Central Appalachia, contain approximately 29.0 million tons and 27.5 million tons, respectively, of premium metallurgical coal and are expected to be developed over the next two to three years. The substantial reserve position that we own in the Illinois Basin is expected to allow us to benefit from the expected increase in demand for high sulfur coal to generate electricity. We anticipate that the expected increase in installation and utilization of scrubbers over the next several years will further increase the demand for this type of coal. In addition, we have entered into an arrangement with CDX Gas, LLC pursuant to which we have begun to drill well sites for the recovery of coalbed methane from our large undeveloped reserve base in Northern Appalachia. Lastly, we intend to opportunistically acquire new coal reserves and/or coal companies to expand our coal market opportunities and increase shareholder value.

•	Capitalize on our market knowledge and experience to continue to achieve increasing coal price realizations. U.S. coal market fundamentals are among the strongest in the last 20 years. We believe this generally favorable pricing environment will persist given systemic changes in market dynamics such as long-term supply constraints and increasing demand, particularly in Central Appalachia and for our metallurgical coal. Furthermore, because of the high quality of our coal, our access to a variety of alternative transportation methods, including truck, rail and barge, and our mix of long-term contract and spot market sales, we will be able to capitalize on the favorable industry dynamics to maximize our revenues and profits. We plan to extend the life of our longer-term contract arrangements in order to lock in margins and enhance our financial stability.

•	Continue to focus on improving workplace safety and environmental compliance. We strongly value the health and welfare of our employees and the environment and intend to continue to adhere to safety and environmental compliance standards. We continue to implement new safety measures and safety and environmental initiatives that are designed to promote safe operating practices and improved environmental stewardship among our employees. Our ability to maintain a good safety and environmental record improves our productivity and lowers our overall cost structure as well as bolsters employee morale.

Summary historical and pro forma consolidated financial data of ICG

International Coal Group, Inc. was formed in March 2005 as a wholly-owned subsidiary of ICG, Inc. in order to effect a corporate reorganization. On November 18, 2005, we completed the reorganization. Prior to this reorganization, ICG, Inc. was the top-tier holding company. Upon completion of the reorganization, International Coal Group, Inc. became the new top-tier parent holding company. International Coal Group, Inc. is a holding company which does not have any independent external operations, assets or liabilities, other than through its operating subsidiaries. Prior to the acquisition of certain assets of Horizon as of September 30, 2004, ICG, Inc. did not have any material assets, liabilities or results of operations. The summary historical consolidated financial data as of and for the year ended December 31, 2005 and as of and for the period from May 13, 2004 (inception) to December 31, 2004 have been derived from our audited consolidated financial statements included elsewhere in this offering memorandum. The summary historical condensed consolidated financial data as of and for the three months ended March 31, 2006 and 2005 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this offering memorandum. The summary historical consolidated financial data as of and for the period ending September 30, 2004 and December 31, 2003 have been derived from the audited consolidated financial statements of Horizon, our predecessor, which are included in this offering memorandum. In the opinion of management, the financial data reflect all adjustments, consisting of all normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year or for any future period. The financial statements for the predecessor periods have been prepared on a “carve-out” basis to include the assets, liabilities and results of operations of ICG, Inc. that were previously included on the consolidated financial statements of Horizon. The financial statements for the predecessor periods include allocations of certain expenses, taxation charges, interest and cash balances relating to the predecessor based on management’s estimates. The predecessor financial information is not necessarily indicative of our consolidated financial position, results of operations and cash flows if we had operated during the predecessor periods presented. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The following summary unaudited pro forma condensed consolidated financial data of International Coal Group, Inc. and its subsidiaries for the year ended December 31, 2005 has been prepared to give pro forma effect to our acquisitions of Anker and CoalQuest, as if they had occurred on January 1, 2005. The pro forma adjustments used in preparing the pro forma financial data reflect our preliminary estimates of the purchase price allocation of Anker and CoalQuest to certain assets and liabilities. The pro forma financial data are for informational purposes only and should not be considered indicative of actual results that would have been achieved had the acquisitions actually been consummated on the dates indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period.

You should read the following data in conjunction with “Management discussion and analysis of financial condition and results of operations” and with the financial information included elsewhere in this offering memorandum, including the consolidated financial statements and related notes of each of International Coal Group, Inc., Horizon (and its predecessor), Anker and CoalQuest.

	Horizon (Predecessor to International Coal Group, Inc.)		International Coal Group, Inc.
	Year ended December 31, 2003(4)	Period January 1, 2004 to September 30, 2004(4)	Period May 13, 2004 to December 31, 2004	Year ended December 31, 2005	Pro forma Year ended December 31, 2005(6)	Three months ended March 31, 2005	Three months ended March 31, 2006(7)
			(in thousands, except per share and per ton data)
Statement of Operations Data:
Revenues:
Coal sales revenues	$441,291	$346,981	$130,463	$619,038	$736,627	$144,197	$203,336
Freight and handling revenues	8,008	3,700	880	8,601	18,745	2,499	4,597
Other revenues	31,771	22,702	4,766	20,074	24,449	6,536	4,255

Total revenues	481,070	373,383	136,109	647,713	779,821	153,232	212,188

Cost and expenses:
Freight and handling costs	8,008	3,700	880	8,601	18,745	2,499	4,597
Cost of coal sales and other revenues (exclusive of depreciation, depletion and amortization shown separately below)	400,652	306,429	113,707	510,834	641,314	117,185	189,200
Depreciation, depletion and amortization	52,254	27,547	7,943	43,195	44,036	8,522	17,096
Selling, general and administrative (exclusive of depreciation, depletion and amortization shown separately above)	23,350	8,477	4,194	28,785	34,046	4,935	9,993
(Gain)/loss on sale of assets	(4,320)	(226)	(10)	(502)	(698)	—	(771)
Writedowns and special items	9,100	10,018	—	—	—	—	—

Total costs and expenses	489,044	355,945	126,714	590,913	737,443	133,141	220,115

Income (loss) from operations	(7,974)	17,438	9,395	56,800	42,378	20,091	(7,927)

Other income (expense):
Interest expense	(145,892)	(114,211)	(3,453)	(14,394)	(18,663)	(3,076)	(2,055)
Reorganization items	(23,064)	(12,471)	—	—		—	—
Other, net	187	1,581	898	6,080	11,472	568	1,406

Total interest and other income (expense)	(168,769)	(125,101)	(2,555)	(8,314)	(7,191)	(2,508)	(649)

Income (loss) before income taxes and minority interest	(176,743)	(107,663)	6,840	48,486	35,187	17,583	(8,576)
Income tax (expense) benefit	—	—	(2,591)	(16,676)	(12,102)	(6,726)	2,275
Minority interest	—	—	—	15	15	—	112

Net income (loss)	$(176,743)	$(107,663)	$4,249	$31,825	$23,100	$10,857	$(6,189)

Statement of cash flows data:
Net cash provided by (used in):
Operating activities	$20,030	$28,085	$30,264	$77,319	N/A	$19,512	$12,598
Investing activities	$(3,826)	$3,437	$(329,168)	$(104,713)	N/A	$(16,194)	$(38,500)
Financing activities	$(15,459)	$(32,381)	$322,871	$12,614	N/A	$(2,311)	$36,918
Capital expenditures	$16,937	$6,624	$5,583	$108,231	N/A	$14,820	$41,199

Other financial data:
EBITDA(1)	$21,403	$34,095	$18,236	$106,075	$97,886	$29,181	$10,575 (7)
Net debt (at period end)(2)	$62,154	$30,632	$155,501	$40,388	$40,388	$152,182	$71,448

Operating data(3)
Tons sold	16,655	10,421	3,582	14,755	19,021	3,554	4,699
Tons produced	12,041	8,812	2,959	12,425	14,875	3,015	4,026
Average coal sales realization (per ton)	$26.50 (5)	$33.30 (5)	$36.42 (5)	$41.95 (5)	$38.73 (5)	$40.57 (5)	$43.27 (5)

(1)	EBITDA represents income from continuing operations before deducting net interest expense, income taxes, depreciation, depletion, amortization and minority interest. We present EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, substantially all of which present EBITDA when reporting their results.

(footnotes continued on following page)

We also use EBITDA for the following purposes: Our executive compensation plan bases incentive compensation payments on our EBITDA performance measured against budgets and a peer group. Our amended and restated credit facility will use EBITDA (with additional adjustments) to measure our compliance with covenants, such as interest coverage and debt incurrence. EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisition candidates.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting their usefulness as comparative measures.

EBITDA is a measure of our performance that is not required by, or presented in accordance with, GAAP and we also believe it is a useful indicator of our ability to meet debt service and capital expenditure requirements. EBITDA is not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity.

The following table reconciles net income, which we believe to be the closest GAAP performance measure, to EBITDA.

	Horizon (Predecessor to International Coal Group, Inc.)		International Coal Group, Inc.
	Year ended December 31, 2003(4)	Period January 1, 2004 to September 30, 2004(4)	Period May 13, 2004 to December 31, 2004	Year ended December 31, 2005	Pro forma Year Ended December 31, 2005(6)	Three months ended March 31, 2005(7)	Three months ended March 31, 2006(7)
			(dollars in thousands)
Net income (loss)	$(176,743)	$(107,663)	$4,249	$31,825	$23,100	$10,857	$(6,189)
Interest expense, net	145,892	114,211	3,453	14,394	18,663	3,076	2,055
Income tax expense (benefit)	—	—	2,591	16,676	12,102	6,726	(2,275)
Depreciation, depletion and amortization expense	52,254	27,547	7,943	43,195	44,036	8,522	17,096
Minority interest	—	—	—	(15)	(15)	—	(112)

EBITDA	$21,403	$34,095	$18,236	$106,075	$97,886	$29,181	$10,575

Net income (loss) and EBITDA were further affected by reorganization items of $23.1 million for the year ended December 31, 2003 and $12.5 million for the period from January 1, 2004 to September 30, 2004. Net income (loss) and EBITDA were further affected by writedowns and other items of $9.1 million for the year ended December 31, 2003 and $10.0 million for the period from January 1, 2004 to September 30, 2004. See Notes 9 and 10 to Horizon’s audited combined financial statements included elsewhere in this offering memorandum.

(footnotes continued on following page)

(2)	Net debt is defined as total debt less cash and cash equivalents as of the date presented. Although net debt is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating us because it provides a comparative analysis of our debt position after application of proceeds from this offering. Net debt does not purport to represent actual debt obligations owed to third parties and should not be considered in isolation or as a substitute for measures of obligations in accordance with GAAP. In addition, because all companies do not calculate net debt or calculate it in the same manner, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of total debt to net debt.

	Horizon (Predecessor to International Coal Group, Inc.)		International Coal Group, Inc.
	December 31, 2003(4)	September 30, 2004(4)	December 31, 2004	December 31, 2005	Pro forma December 31, 2005(6)	March 31, 2005	March 31, 2006
			(dollars in thousands)
Long-term debt	$315	$29	$173,446	$43,816	$43,816	$172,915	$83,475
Plus: Short-term debt and current portion of long-term debt	62,698	30,603	6,022	5,759	5,759	4,241	8,176

Total debt	63,013	30,632	179,468	49,575	49,575	177,156	91,651
Less: Cash and cash equivalents	859	—	23,967	9,187	9,187	24,974	20,203

Net debt	$62,154	$30,632	$155,501	$40,388	$40,388	$152,182	$71,448

(3)	Amounts were not derived from the audited financial statements included elsewhere in this offering memorandum.
(4)	As restated. See Note 12 to the combined financial statements of Horizon included elsewhere in this offering memorandum.
(5)	Excludes freight and handling revenue.
(6)	The summary unaudited pro forma condensed data for the year ended December 31, 2005 has been prepared to give pro forma effect to the acquisitions of Anker and CoalQuest, as if they had occurred on January 1, 2005.
(7)	Results for the first quarter of 2006 were significantly reduced by several factors that did not impact the first quarter of 2005, including: $11.7 million in connection with the Sago mine accident; $1.7 million resulting from the failure of delivery by contract coal suppliers to Vindex, which forced us to divert coal from spot market sales to meet contractual commitments; $2.4 million for stock grants and bonuses pursuant to our 2005 Equity and Performance Incentive Plan; overall cost increases experienced by the entire coal sector related to increased diesel fuel, explosives (ANFO) pricing and increased tire costs as the result of an overall shortage in supply for large off-road tires; and $0.5 million in professional services costs relating to the implementation of Sarbanes-Oxley and third party evaluations needed in the fair valuing of assets and liabilities of Anker and CoalQuest. Results were further affected by the transition period for implementing various operational improvements taking longer than originally anticipated as a result of infrastructure weaknesses and short-term geological issues at Anker. See “Management’s discussion and analysis of financial conditions and results of operations—Liquidity and Capital Resources” for additional information regarding the impact of these costs and how management is addressing mitigating the recurring factors.

Capitalization

The following table sets forth our actual cash and cash equivalents and capitalization as of March 31, 2006 on a historical basis and as adjusted to give effect to this offering, the use of the net proceeds from this offering, and the amended and restated credit facility. The closing of this offering and the closing of the amended and restated credit facility are conditioned on each other.

	As of March 31, 2006
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$20,203	$180,360

Short-term debt	6,692	6,692
Long-term debt, including current portion:
Amended and restated credit facility(1)	61,280	—
Term loan facility(1)	19,563	—
Notes offered hereby	—	250,000
Other long-term debt, including capital leases	4,116	4,116

Total debt	91,651	260,808

Stockholders’ equity
Common stock, par value $0.01 per share, 2,000,000,000 shares authorized, 152,686,868 shares issued and outstanding	1,527	1,527
Preferred stock, par value $0.01 per share, 200,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in-capital	629,369	629,369
Retained earnings	29,247	29,247	(2)

Total stockholders’ equity	660,143	660,143

Total capitalization	$751,794	$920,951

(1)	We currently have a $210.0 million revolving credit facility and a $210.0 million term loan facility with $19.5 million currently outstanding. As of March 31, 2006, we had $80.8 million outstanding under these facilities and $49.9 million letters of credit outstanding. Concurrently with the closing of this offering, we intend to repay all amounts drawn under the existing revolving credit facility, retire all amounts outstanding under the term loan and to amend and restate our existing revolving credit facility to, among other things, increase the amount available up to $350.0 million, none of which will be borrowed at closing, less outstanding letters of credit. See “Description of other indebtedness—Our amended and restated credit facility.”
(2)	As of the date of this offering memorandum, we assumed that the $6.2 million in finance costs relating to the existing credit facility will continue to be amortized over the life of the amended and restated credit facility, however, the accounting treatment for these costs is subject to change pending finalization of the amended and restated credit facility, which could result in a write-off of these costs. If a write-off of such costs is warranted, then pre-tax net income could be reduced by as much as $6.2 million at March 31, 2006.

You should read this table in conjunction with “Use of proceeds,” “Management’s discussion and analysis of financial condition and results of operations,” “Selected historical condensed consolidated financial information of International Coal Group, Inc.,” and the audited and unaudited condensed consolidated financial statements and the accompanying notes included elsewhere in this offering memorandum.

Unaudited pro forma condensed consolidated financial data

The following unaudited pro forma condensed consolidated financial data is based on the information derived from our consolidated financial statements and the financial statements of Anker and CoalQuest, each appearing elsewhere in this offering memorandum.

The unaudited pro forma condensed statement of operations for the year ended December 31, 2005 gives effect to the Anker and CoalQuest acquisitions, as if they had occurred on January 1, 2005 and carried forward through December 31, 2005.

The unaudited pro forma condensed consolidated statement of operations does not include any adjustments for future cost savings or operating improvements as a result of the Anker and CoalQuest acquisitions or for any other reason. See “Risk factors,” “Special note regarding forward-looking statements,” and “Business” for a discussion of factors that may impact consolidated future operating results.

The unaudited pro forma condensed consolidated financial data should be read in conjunction with our consolidated financial statements, the financial statements of Anker and CoalQuest and the other financial information appearing elsewhere in this offering memorandum, including “Management’s discussion and analysis of financial condition and results of operations.”

The pro forma adjustments reflect our preliminary estimates of the purchase price allocation of certain assets and liabilities in the Anker and CoalQuest acquisitions. An allocation to inventory would impact cost of coal sales subsequent to the acquisition date. An allocation to coal reserves, property, plant and equipment, coal supply agreements or other intangible assets would result in additional depreciation, depletion and amortization expense which may be significant. We have not yet finalized the purchase price allocation associated with the Anker and CoalQuest acquisitions. Therefore, we expect adjustments, which could be material, to our purchase price allocation between tangible and intangible assets, including goodwill.

The unaudited pro forma condensed consolidated financial data is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the transactions been completed as of the date presented, and should not be taken as representative of future consolidated results of operations or financial position.

Unaudited pro forma statement of operations data for the year ended December 31, 2005:

	International Coal Group, Inc. historical	Anker historical	CoalQuest historical	Anker acquisition adjustments		CoalQuest acquisition adjustments		Pro forma
	(in thousands, except share and per share data)
Revenues:
Coal sales revenues	$619,038	$123,169	$—	$(5,580	)(1)	$—		$736,627
Freight and handling revenues	8,601	10,144	—	—		—		18,745
Other revenues	20,074	4,375	—	—		—		24,449

Total revenues	647,713	137,688	—	(5,580)		—		779,821

Costs and expenses:
Freight and handling costs	8,601	10,144	—	—		—		18,745
Cost of coal sales and other revenues (exclusive of depreciation, depletion and amortization shown separately below)	510,834	135,756	362	(5,638	)(1)(3)(5)	—		641,314
Depreciation, depletion and amortization	43,195	11,383	45	(11,053	)(2)(4)	466	(2)	44,036
Selling, general and administrative (exclusive of depreciation, depletion and amortization shown separately above)	28,785	5,261	—	—		—		34,046
Gain on sale of assets	(502)	(196)	—	—		—		(698)

Total costs and expenses	590,913	162,348	407	(16,691)		466		737,443

Income (loss) from operations	56,800	(24,660)	(407)	11,111		(466)		42,378

Interest and other income (expense):
Interest expense	(14,394)	(3,359)	(480)	(430	)(6)	—		(18,663)
Other, net	6,080	5,392	1,032	—		(1,032	)(3)	11,472

Total interest and other income (expense)	(8,314)	2,033	552	(430)		(1,032)		(7,191)

Income (loss) before income taxes and minority interest	48,486	(22,627)	145	10,681		(1,498)		35,187
Income tax (expense) benefit	(16,676)	—	—	4,109	(7)	465	(7)	(12,102)
Minority interest	15	—	—	—		—		15

Net income (loss)	$31,825	$(22,627)	$145	$14,790		$(1,033)		$23,100

Basic earnings per share:
Net income (loss)	$31,825							$23,100
Average shares of common stock outstanding	111,120,211							132,307,011

Basic earnings per share	$0.29							$0.17

Diluted earnings per share:
Net income (loss)	$31,825							$23,100
Average shares of common stock outstanding	111,161,287							132,348,087

Diluted earnings per share	$0.29							$0.17

(1)	To eliminate intercompany coal sales and expense of $5.58 million between International Coal Group, Inc. and Anker Coal Group, Inc.
(2)	To record additional depletion expense of $0.8 million on the purchase price allocation to coal reserves of $8.3 million to Anker and $268.3 million to CoalQuest.
(3)	To eliminate intercompany royalty revenue and expense of $1.0 million between CoalQuest and Anker.
(4)	To record net amortization income on the purchase price allocation to above and below market coal supply agreements of $11.4 million.
(5)	To record additional accretion expense of $1.0 million based on revised mineral reserve studies in conjunction with the Anker and CoalQuest acquisition.
(6)	To record additional interest expense of $0.43 million related to employee benefits based on revised actuarial studies in conjunction with the Anker and CoalQuest acquisition.
(7)	To reflect the federal and state tax effects on the combined historical net income and pro forma adjustments assuming an estimated effective tax rate at December 31, 2005 of 34.4%.

COAL RESERVES

“Reserves” are defined by SEC Industry Guide 7 as that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. “Proven (Measured) Reserves” are defined by SEC Industry Guide 7 as reserves for which (1) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (2) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established. “Probable reserves” are defined by SEC Industry Guide 7 as reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

We estimate that there are approximately 274 million tons of coal reserves that can be developed by our existing operations which will allow us to maintain current production levels for an extended period of time. ICG Natural Resources, LLC and CoalQuest own and lease all of our reserves that are not currently assigned to or associated with one of our mining operations. These reserves contain approximately 786 million tons of mid to high Btu, low and high sulfur coal located in Kentucky, West Virginia, Maryland, Illinois, Pennsylvania and Virginia. Our multi-region base and flexible product line allows us to adjust to changing market conditions and sustain high sales volume by supplying a wide range of customers.

Our total coal reserves could support 2005 production rates for more than 72 years. The following table provides the location of our mining operations and the type of coal produced at those operations as of March 31, 2006:

Mining operations	Assigned or Unassigned(1)	Operating (O) or Development (D)	State	Mining method Surface (S) or Underground (UG)	Total proven and probable reserves(2) (in million tons)	Owned proven and probable reserves (in million tons)	Leased proven and probable reserves (in million tons)	Steam proven and probable reserves (in million tons)	Metallurgical(3)(4) proven and probable reserves (in million tons)
Northern Appalachia
Vindex Energy Corp.	Assigned	O	MD	S	13.10	3.50	9.60	10.60	2.50
	Unassigned	D	MD	S/UG	6.21	0.47	5.74	0.15	6.06

Total Vindex Energy Corp.					19.31	3.97	15.34	10.75	8.56
Patriot Mining Co.	Assigned	O	WV	S	0.14	0.14	0.00	0.14	0.00

Buckhannon/Spruce Division	Assigned	O	WV	UG	17.21	17.21	0.00	0.00	17.21
	Unassigned	D	WV	UG	30.56	28.76	1.80	1.30	29.26

Total Buckhannon/Spruce Division					47.77	45.97	1.80	1.30	46.47

Sycamore Group	Assigned	O	WV	UG	18.05	0.37	17.68	18.05	0.00
Philippi Development Division	Assigned	O	WV	UG	35.86	32.23	3.63	0.00	35.86
	Unassigned	D	WV	UG	4.94	4.94	0.00	0.00	4.94

Total Phillipi Development Division					40.80	37.17	3.63	0.00	40.80

CoalQuest Development LLC	Unassigned (Hillman)	D	WV	UG	194.30	194.30	0.00	32.71	161.59

Northern Appalachia Total					320.37	281.92	38.45	62.95	257.42

Central Appalachia
ICG-Eastern	Assigned	O	WV	S	20.23	5.26	14.97	20.23	0.00
ICG-Hazard	Assigned	O	KY	S	14.68	0.00	14.68	14.68	0.00
	Unassigned	D	KY	S/UG	20.11	0.00	20.11	20.11	0.00

Total ICG-Hazard					34.79	0.00	34.79	34.79	0.00

Flint Ridge	Assigned	O	KY	S/UG	31.91	0.19	31.72	31.91	0.00
ICG-Knott County	Assigned	O	KY	UG	18.60	4.56	14.04	18.60	0.00
ICG-East Kentucky	Assigned	O	KY	S	0.86	0.00	0.86	0.86	0.00
ICG-Natural Resources	Unassigned (Tioga)	D	WV	S	30.00	0.00	30.00	30.00	0.00
ICG-Natural Resources	Unassigned (Mt. Sterling)	D	KY	S	5.91	4.36	1.55	5.91	0.00
ICG-Natural Resources	Unassigned (Jennie Creek)	D	WV	S/UG	44.90	2.20	42.70	44.90	0.00
ICG Beckley(3)	Unassigned (Bay Hill)	D	WV	UG	28.97	1.28	27.69	0.00	28.97
White Wolf Energy, Inc. (f/k/a Anker Virginia Mining Company, Inc.)(3)	Unassigned (Big Creek)	D	V	UG	27.50	0.00	27.50	0.00	27.50

Central Appalachia Total					243.67	17.85	225.82	187.20	56.47

Other
ICG-Illinois	Assigned (Viper)	O	IL	UG	26.70	10.44	16.26	26.70	0.00
ICG-Natural Resources	Unassigned	D	IL	UG	469.26	449.11	20.15	469.26	0.00

Total Other					495.96	459.55	36.41	495.96	0.00

Total Proven and Probable Reserves					1,060.00	759.32	300.68	746.11	313.89

(footnotes on following page)

(1)	The proven and probable reserves indicated for each mine are “Assigned.” Unassigned proven and probable reserves for each mining complex are shown separately. “Assigned reserves” means coal which has been committed by the coal company to operating mine shafts, mining equipment, and plant facilities, and all coal which has been leased by ICG to others. “Unassigned reserves” represent coal which has not been committed, and which would require new mineshafts, mining equipment, or plant facilities before operations could begin in the property. The primary reason for this distinction is to inform investors, which coal reserves will require substantial capital investments before production can begin.
(2)	The proven and probable reserves are reported as recoverable reserves, which is that part of a coal deposit which could be economically and legally extracted or produced at the time of the reserve determination, taking into account mining recovery and preparation plant yield.
(3)	ICG Beckley and White Wolf Energy meet historical metallurgical coal quality specifications.
(4)	Currently, we report selling coal with ash and sulfur contents as high as 10% and 1.5%, respectively into the current metallurgical market from the Vindex Energy, Buckhannon/Spruce and Phillipi Divisions. Similarly, we believe all production from Vindex Division and portions of Hillman could be sold on this metallurgical market when production begins.

The following table provides the “quality” (average moisture, ash, sulfur and Btu content, sulfur content and ash content per pound) of our coal reserves as of March 31, 2006:

	Assigned or Unassigned(1)	As received quality					Total reserves
Mining operations		% Moisture	% Ash	% Sulfur	Btu/lb.	Lbs. SO(2)/ million Btu’s	<1.2 lbs. SO(2) Compliance	>1.2 lbs SO(2) non-compliance
							(in million tons)
Northern Appalachia
Vindex Energy Corp.	Assigned	6.00	14.15	1.77	12,380	2.86	0.00	13.10
	Unassigned	6.00	9.47	0.86	13,193	1.31	0.00	6.21

Total Vindex Energy Corp.		6.00	12.65	1.48	12,642	2.34	0.00	19.31

Patriot Mining Co.	Assigned	6.00	19.06	2.13	11,240	3.79	0.00	0.14

Buckhannon/Spruce Division	Assigned	6.00	9.54	1.38	13,879	1.99	0.00	17.21
	Unassigned	6.00	8.87	1.11	13,076	1.70	0.00	30.56

Total Buckhannon/Spruce Division		6.00	9.11	1.21	13,365	1.81	0.00	47.77

Sycamore Group	Assigned	6.00	7.20	3.05	13,099	4.66	0.00	18.05

Philippi Development Division	Assigned	6.00	8.17	1.32	13,299	1.98	0.00	35.86
	Unassigned	6.00	8.04	1.44	13,353	2.15	0.00	4.94

Total Phillipi Development Division		6.00	8.15	1.33	13,306	2.00	0.00	40.80

CoalQuest Development LLC	Unassigned (Hillman)	6.00	9.21	1.15	13,179	1.74	0.00	194.30

Northern Appalachia Total							0.00	320.37

	Assigned or Unassigned(1)	As received quality					Total reserves
Mining operations		% Moisture	% Ash	% Sulfur	Btu/lb.	Lbs. SO(2)/ million Btu’s	<1.2 lbs. SO(2) Compliance	>1.2 lbs SO(2) non-compliance
							(in million tons)
Central Appalachia
ICG-Eastern	Assigned	6.00	14.42	1.24	11,964	2.07	0.00	20.23

ICG-Hazard	Assigned	6.00	11.25	1.54	11,835	2.60	0.00	14.68
	Unassigned	6.00	12.98	1.63	12,047	2.71	0.00	20.11

Total ICG-Hazard		6.00	12.25	1.59	11,958	2.66	0.00	34.79

Flint Ridge	Assigned	6.00	8.15	1.39	12,768	2.17	0.00	31.91

ICG-Knott County	Assigned	6.00	7.77	1.22	12,916	1.89	2.35	16.25

ICG-East Kentucky	Assigned	4.50	11.59	1.36	12,680	2.14	0.00	0.86

ICG-Natural Resources	Unassigned (Tioga)	6.00	14.42	1.24	11,964	2.07	0.00	30.00

ICG-Natural Resources	Unassigned (Mt. Sterling)	6.00	9.18	0.83	12,430	1.33	0.00	5.91

ICG-Natural Resources	Unassigned (Jennie Creek)	7.00	6.47	1.10	12,935	1.70	0.00	44.90

ICG Beckley(2)	Unassigned (Bay Hill)	6.00	4.87	0.70	13,913	1.01	28.97	0.00

White Wolf Energy, Inc. (f/k/a Anker Virginia Mining Company, Inc.)(2)	Unassigned (Big Creek)	6.00	4.00	0.65	14,073	0.92	27.50	0.00

Central Appalachia Total							58.82	184.85

Other
ICG-Illinois	Assigned (Viper)	16.00	8.80	2.86	10,692	5.35	0.00	26.70

ICG-Natural Resources	Unassigned	10.00	8.99	2.88	11,138	5.17	0.00	469.26

Total Other		10.32	8.98	2.88	11,114	5.18	0.00	495.96

Total Proven and Probable Reserves							58.82	1,001.18

(1)	The proven and probable reserves indicated for each mine are “Assigned.” Unassigned proven and probable reserves for each mining complex are shown separately. “Assigned reserves” means coal which has been committed by the coal company to operating mine shafts, mining equipment, and plant facilities, and all coal which has been leased by ICG to others. “Unassigned reserves” represent coal which has not been committed, and which would require new mine shafts, mining equipment, or plant facilities before operations could begin in the property. The primary reason for this distinction is to inform investors which coal reserves will require substantial capital investments before production can begin.
(2)	ICG Beckley and White Wolf Energy meet historical metallurgical coal quality specifications.

NON-RESERVE COAL DEPOSITS

Non-reserve coal deposits are coal-bearing bodies that have been sufficiently sampled and analyzed in trenches, outcrops, drilling, and underground workings to assume continuity between sample points, and therefore warrants further exploration stage work. However, this coal does not qualify as a commercially viable coal reserve as prescribed by SEC standards until a final comprehensive evaluation based on unit cost per ton, recoverability, and other material factors concludes legal and economic feasibility. Non-reserve coal deposits may be classified as such by either limited property control or geologic limitations, or both.

The following table provides the location of our mining operations and the type and amount of non-reserve coal deposits at those complexes as of March 31, 2006:

Mining operations	Assigned or Unassigned(1)	Operating (O) or Development (D)	State	Mining method Surface (S) or Underground (UG)	Total non- reserve coal deposits	Steam non- reserve coal deposits	Metallurgical(2) non-reserve coal deposits
					(in million tons)
Northern Appalachia
Patriot Mining Co.	Assigned	O	WV	S	0.13	0.13	0.00
	Unassigned	D	WV	S	1.77	1.77	0.00

Total Patriot Mining					1.90	1.90	0.00
Buckhannon/Spruce Division	Assigned	O	WV	UG	0.18	0.18	0.00
	Unassigned	D	WV	UG	2.24	2.24	0.00

Total Buckhannon/Spruce Division					2.42	2.42	0.00
Sycamore Group	Assigned	O	WV	UG	1.28	1.28	0.00
	Unassigned	D	WV	UG	0.00	0.00	0.00

Total Sycamore Group					1.28	1.28	0.00
Philippi Development Division	Assigned	O	WV	UG	1.64	1.64	0.00
	Unassigned	D	WV	UG	0.76	0.76	0.00

Total Phillipi Development Division					2.40	2.40	0.00
CoalQuest Development LLC	Unassigned (Hillman)	D	WV	UG	37.04	37.04	0.00
Upshur Property	Unassigned (Upshur)		WV	S	92.96	92.96	0.00

Northern Appalachia Total					138.00	138.00	0.00

Central Appalachia
ICG-Eastern	Assigned	O	WV	S	0.02	0.02	0.00
ICG-Hazard	Assigned	O	KY	S	0.16	0.16	0.00
Flint Ridge	Assigned	O	KY	S/UG	2.84	2.84	0.00
ICG-Knott County	Assigned	O	KY	UG	0.00	0.00	0.00
ICG-East Kentucky	Assigned (Blackberry)	O	KY	S	0.00	0.00	0.00
ICG-Natural Resources	Unassigned		KY	S/UG	35.60	35.60	0.00

Mining operations	Assigned or Unassigned(1)	Operating (O) or Development (D)	State	Mining method Surface (S) or Underground (UG)	Total non- reserve coal deposits	Steam non- reserve coal deposits	Metallurgical(2) non-reserve coal deposits
					(in million tons)

ICG-Natural Resources	Unassigned		WV	UG	18.74	18.74	0.00
Wolf Run Mining Company (f/k/a Anker West Virginia Mining Company, Inc.)	Unassigned (Juliana)	D	WV	S/UG	3.10	3.10	0.00
ICG Beckley(3)	Unassigned (Bay Hill)	D	WV	UG	1.88	0.00	1.88
White Wolf Energy, Inc. (f/k/a Anker Virginia Mining Company, Inc.)(3)	Unassigned (Big Creek)	D	V	UG	2.57	2.57	0.00

Central Appalachia Total					64.91	63.03	1.88

Other
ICG-Illinois	Assigned (Viper)	O	IL	UG	38.47	38.47	0.00
ICG-Natural Resources	Unassigned (Illinois)		IL	UG	119.06	119.06	0.00
ICG-Natural Resources	Unassigned (Arkansas)		AR	S	39.15	39.15	0.00
	Unassigned (California)		CA	UG	10.00	10.00	0.00
	Unassigned (Ohio)		OH	UG	98.00	98.00	0.00
	Unassigned (Montana)		MT	S	12.00	12.00	0.00
	Unassigned (Washington)		WA	S	43.08	43.08	0.00
Total Other					359.76	359.76	0.00

Total Non-Reserve Coal Deposits					562.67	560.79	1.88

(1)	“Assigned non-reserve coal deposits” mean coal which has been committed by ICG to operating mine shafts, mining equipment, and plant facilities, and all coal which has been leased by ICG to others. “Unassigned non-reserve coal deposits” represent coal which has not been committed, and which would require new mine shafts, mining equipment, or plant facilities before operations could begin in the property.
(2)	Currently, we report selling coal with ash and sulfur contents as high as 10% and 1.5%, respectively into the current metallurgical market from the Vindex Energy, Buckhannon/Spruce and Philippi Divisions. Similarly, we believe all production from Vindex Division and portions of Hillman can be sold on this metallurgical market.
(3)	ICG Beckley and White Wolf Energy meet historical metallurgical coal quality specifications.

The following table provides the “quality” (average moisture, ash, sulfur and Btu content per pound) of our non-reserve coal deposits as of March 31, 2006:

		As received quality
Mining operations	Assigned or Unassigned(1)	% Moisture	% Ash	% Sulfur	Btu/lb.	Lbs. SO(2)/ million Btu’s
Northern Appalachia
Patriot Mining Co.	Assigned	N/A	N/A	N/A	N/A	N/A
	Unassigned	N/A	N/A	N/A	N/A	N/A
Buckhannon/Spruce Division	Assigned	6.00	9.00	1.20	13,000	1.85
	Unassigned	6.00	9.00	1.20	13,000	1.85
Sycamore Group	Assigned	6.00	7.21	3.05	13,097	4.66
	Unassigned	N/A	N/A	N/A	N/A	N/A
Philippi Development Division	Assigned	6.00	8.30	1.40	13,100	2.14
	Unassigned	6.00	8.30	1.40	13,100	2.14
Upshur Property	Unassigned (Upshur)	6.00	43.00	2.00	8,000	5.00
Central Appalachia
ICG-Eastern	Assigned	6.00	12.20	1.20	12,400	1.94
ICG-Hazard	Assigned	6.00	8.26	1.41	12,732	2.22
Flint Ridge	Assigned	6.00	8.15	1.39	12,768	2.18
ICG-Knott County	Assigned	N/A	N/A	N/A	N/A	N/A
ICG-East Kentucky	Assigned (Blackberry)	N/A	N/A	N/A	N/A	N/A
ICG-Natural Resources	Unassigned	6.00	11.63	1.93	11,774	3.28
ICG-Natural Resources	Unassigned	6.00	12.50	1.10	12,000	1.83
Wolf Run Mining Company (f/k/a Anker West Virginia Mining Company, Inc.)	Unassigned (Juliana)	6.00	7.50	0.82	13,100	1.25
ICG Beckley(2)	Unassigned (Bay Hill)	6.00	4.80	0.70	13,800	1.01
White Wolf Energy, Inc. (f/k/a Anker Virginia Mining Company, Inc.)(2)	Unassigned (Big Creek)	6.00	7.40	0.60	13,500	0.89
Other
ICG-Illinois	Assigned (Viper)	16.00	9.50	3.50	10,500	6.67
ICG-Natural Resources	Unassigned (Illinois)	13.00	9.00	3.00	11,000	5.45
ICG-Natural Resources	Unassigned (Arkansas)	N/A	8.00	0.40	5,650	1.42
	Unassigned (California)	6.00	13.00	3.50	11,700	5.98
	Unassigned (Ohio)	6.00	8.40	2.50	12,650	3.95
	Unassigned (Montana)	N/A	8.00	0.30	8,900	0.67
	Unassigned (Washington)	N/A	8.00	0.50	7,025	1.42

(1)	“Assigned non-reserve coal deposits” mean coal which has been committed by ICG to operating mine shafts, mining equipment, and plant facilities, and all coal which has been leased by ICG to others. “Unassigned non-reserve coal deposits” represent coal which has not been committed, and which would require new mineshafts, mining equipment, or plant facilities before operations could begin in the property.
(2)	ICG Beckley and White Wolf Energy meet historical metallurgical coal quality specifications.

Description of other indebtedness

The following summary describes the material terms of our amended and restated credit facility. However, it may not contain all of the information that is important to you. This summary is therefore subject and qualified in its entirety by reference to all of the provisions of the agreements governing our outstanding debt, copies of which will be made available upon request as described in “Where you can find additional information.”

Our amended and restated credit facility

Simultaneous with the consummation of the sale of the notes, our wholly-owned subsidiary, ICG, LLC, will enter into an amended and restated credit facility, which, among other things, will be used by us and our subsidiaries for working capital and other general corporate purposes. The closing of this offering and the closing of the amended and restated credit facility are conditioned on each other. The amended and restated credit facility will consist of a revolving credit facility of up to $350.0 million, of which up to a maximum of $125.0 million may be utilized for letters of credit. The total amount of debt that can be borrowed under this facility can be increased up to $450.0 million. The facility will have a five-year term and mature in June 2011. Borrowings under the amended and restated credit facility will bear interest, at our option, at either LIBOR (adjusted for statutory reserves) plus a margin ranging from 1.75% to 2.25% per annum or the alternate base rate plus a margin ranging from 0.75% to 1.25% per annum.

Borrowings under the amended and restated credit facility will be secured by substantially all of our assets and the assets of all of our subsidiaries, as well as by a pledge of all of the stock of our subsidiaries. In addition, we and each of our other non-borrower subsidiaries will guarantee all of the indebtedness under the credit facility.

Our amended and restated credit facility will contain customary affirmative and negative covenants for senior credit facilities of this type, including, but not limited to, limitations on the incurrence of indebtedness, asset dispositions, acquisitions, investments, dividends and other restricted payments, liens and transactions with affiliates. The amended and restated credit facility will also require us to meet certain financial tests, including a maximum leverage ratio, a minimum interest coverage ratio, and a limit on capital expenditures.

Our amended and restated credit facility will contain customary events of default, including, but not limited to, failure to pay principal or interest, breach of covenants or representations and warranties, cross-default to other indebtedness, judgment default and insolvency. If an event of default occurs under the amended and restated credit facility, the lenders under the amended and restated credit facility will be entitled to take various actions, including demanding payment for all amounts outstanding thereunder and foreclosing on any collateral.

Other indebtedness

Caterpillar equipment revolving credit facility

On or about the date of the closing of this offering, ICG, LLC, expects to enter into a $50.0 million equipment revolving credit facility with Caterpillar Financial Services Corporation. This facility is expected to expire on April 30, 2007 but will be subject to annual renewal thereafter. Under the Caterpillar facility, we will agree to guarantee the obligations of ICG, LLC. The Caterpillar facility will be used to finance new Caterpillar equipment for use at our various mining complexes. Advances that finance equipment acquisitions are expected to accrue interest at a fixed interest rate of 2.75% and are expected to be repaid in 12 monthly installments. The Caterpillar facility does not contain any financial or negative covenants and is expected to contain customary events of default, including non-payment of amounts due under the facility, default by ICG, LLC relating to certain of its other obligations, breach of covenants set forth in the facility, the existence of certain unstayed or undischarged judgments against ICG, LLC, the making of materially false or misleading representations or warranties under the facility, and the commencement of reorganization, bankruptcy, insolvency or similar proceedings involving ICG, LLC.